ESCROW AGREEMENT

    This agreement dated May , 2000 is between SouthTrust Bank, N.A. (the "Escrow Agent") and CoffeeAM.com, Inc., a Georgia corporation (the "Company").

The Company proposes to offer directly for sale to investors (the "Offering") up to 150,000 shares of its Common Stock (the "Shares") at a price of $7.00 per share (the "Proceeds") as described in its Prospectus. The Company desires to establish an escrow account in which funds received from investors will be deposited pending completion of the escrow period. SouthTrust Bank, N.A. agrees to serve as Escrow Agent in accordance with the terms and conditions of this agreement, including attached Exhibit A, and certifies that it is not affiliated with the Company.

      1. Establishment of Escrow Account. Effective as of the date of the commencement of the Offering, the Company establishes an interest bearing escrow account with the Escrow Agent, entitled "SouthTrust Bank, N.A., Escrow Agent u/a CoffeeAM.com, Inc. Escrow Account No. ____________" or some similar designation (the "Escrow Account").

     2. Escrow Period. The Escrow Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of: (a) the date upon which the Escrow Agent has received in the Escrow Account gross proceeds of $525,000 in deposited funds (the "Minimum"), (b) _______, 2000, or (c) the date upon which a determination is made by the Company to terminate the offering prior to the sale of the Minimum.

     3. Deposits into the Escrow Account. The Company agrees that it shall properly deliver, within 48 hours of its receipt, all monies received from investors for the payment of the Shares to the Escrow Agent for deposit in the Escrow Account, accompanied with a copy of the attached form of "Share Purchase Order," which shall include the name, address and tax identification number of each investor and the date and amount of each order, executed by the Company and the investor. Checks payable to the Company shall be endorsed by the Company for deposit to the Escrow Account. If checks are delivered to the Escrow Agent unendorsed, the Escrow Agent may supply the Company's endorsement and deposit them into the Escrow Account. All payments to the Company by reason of credit card purchases of the Shares shall be forwarded into the Escrow Account. The Company shall date and number-stamp each Share Purchase Order and provide the Escrow Agent with, and maintain for its own records, a copy of each Share Purchase Order.

     4. Disbursements from the Escrow Account.

         A. In the event the Escrow Agent does not receive the Minimum deposits totaling $525,000 prior to the termination of the Escrow Period, the Escrow Agent shall promptly refund to each investor, in accordance with paragraph 6, the amount received from such investor, with interest and without deduction, penalty or expense to such investor, and the Escrow Agent shall notify the Company of such distribution. The purchase money returned to each investor shall be free and clear of any and all claims of the Company or any of its creditors.

         B. In the event the Escrow Agent receives the Minimum prior to the termination of the Escrow Period, the funds in the Escrow Account which are collected funds will be released to the Company upon receipt by the Escrow Agent of written direction from the Company. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash, plus any interest accrued on such funds. The Minimum may be met by funds that are deposited from the effective date of the offering up to and including the date on which the Minimum must be received. The Minimum may not include any amounts shown as chargebacks to the Company on credit card purchases of the shares. SouthTrust Merchant Services shall furnish the Escrow Agent with a notice of such chargeback amounts included in collected funds, prior to any release of funds to the Company.

         C. Upon the  return or  release  of funds in the  Escrow  Account,  the
Escrow Agent shall notify _____________________ (the Administrator.) The Administrator has the right to inspect and make copies of the records of the Escrow Agent at any reasonable time wherever the records are located.

     5. Collection Procedure. The Company agrees that if a deposited check is returned unpaid for any reason, the Escrow Agent may charge the Escrow Account for the amount of the check. However, the Escrow Agent may represent a returned check for payment to the financial institution on which it is drawn, but the Escrow Agent is not required to do so. The Escrow Agent may represent the check without notifying the Company that it is doing so or that the check was not paid. Any check returned unpaid to the Escrow Agent a second time shall be returned
                                                                    Exhibit 99.2

to the Company. All payments forwarded by the Company by reason of credit card purchases of the Shares, as to which there is any nonpayment by the cardholder, shall nevertheless remain in escrow until disbursed in accordance with paragraph 4.

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     6.  Investment  of  and  Interest  on  Funds  in  Escrow  Account.  Pending
disposition of the funds in the Escrow Account, the Escrow Agent shall invest those funds in direct obligations of the United States government which may be liquidated, in whole or in part, at any time. In the absence of investment instructions, the Escrow Agent shall invest those funds in SouthTrust Treasury Obligations Money Market Fund. Refunds to investors pursuant to paragraph 4A shall include each investor's pro-rata share of any interest earned while the investor's funds were on deposit.

     7. Records to be Maintained by the Escrow Agent. Records and accounts of the transactions kept by the Escrow Agent shall include records of all transactions in the Escrow Account and copies of all Share Purchase Orders. The Company shall maintain the original Share Purchase Orders and copies of all checks, along with any other records of transactions for a period of five years after the termination of the Escrow Period.

     8. Compensation of Escrow Agent. The Company shall pay the Escrow Agent fees for its escrow services as set forth in Exhibit B.

     9. Protection of the Escrow Agent from Liability. The sole duty of the Escrow Agent, other than specified in this Agreement, shall be to establish and maintain the Escrow Account and receive and hold the funds deposited by the Company. The Company acknowledges that the Escrow Agent is performing the limited function of Escrow Agent and that this fact in no way means the Escrow Agent has passed in any way upon the merits or qualifications of, or has recommended, or given approval to, any person, security or transaction. The Escrow Agent may conclusively rely on, and shall be protected, when it acts in good faith upon, a writing signed by Brian J. Lunsford, Chief Executive Officer of the Company. Provided it uses due care, the Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with the Agreement unless it is indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any questions arising under this Agreement and the Escrow Agent shall not be liable for any action taken, or omitted, in good faith upon advice of such counsel.

     10. Indemnification of the Escrow Agent. The Company hereby agrees to defend, indemnify, and to hold the Escrow Agent harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the cost and expense of defending itself against any claim or liability.

     11. Direction by Court. In the event the Escrow Agent shall be uncertain as to its duties or rights hereunder or it shall receive instructions, claims or demands from any of the parties hereto or from third parties with respect to the property held hereunder, which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action (other than to keep safely the funds in the Escrow Account) until it shall be directed to act by order or judgment of a court of competent jurisdiction.

     12. Escrow Funds not Subject to Claims. During the Escrow Period, the Company is aware and understands that it is not entitled to any funds received into the Escrow Account, such funds are not assets of the Company and no amounts deposited in the Escrow Account shall become property of the Company or any other entity, or be subject to the debts of the Company or any other entity. The funds in the Escrow Account are not subject to claims by creditors of the Company, or any of its affiliates, associates or underwriters until the funds have been released to the Company pursuant to the terms of this Agreement.

     13. Binding upon Successors. This Agreement shall be binding upon, and inure to, the benefit of the parties hereto, their heirs, successors and assigns.

     14. Termination of Agreement. This agreement shall terminate in its entirety when all funds in the Escrow Account have been distributed as provided in paragraph 4., above.

     15. Notices. All statements and other notices produced by the Escrow Agent related to the Escrow Account shall be made via United States Postal Service regular mail or facsimile transmission to the Company at:

         3588 Pierce Drive
         Chamblee, Georgia 30341                     Facsimile: 770.454.0366
         Attn:  Brian J. Lunsford, President

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     Except for deposits,  all notices and other communications from the Company shall be made via United States Postal Service regular mail or facsimile transmission to the Escrow Agent at:

         SouthTrust Bank, N.A.
         79 Paces Ferry Road, N.W.
         Atlanta, Georgia 30305                      Facsimile: 404.841.4766
         Attn:   Virginia Petty, Corporate Trust Department

The Escrow Agent shall be entitled to rely on all notices and instructions received from Brian J. Lunsford, President of the Company.

         16. Governing Law. This Agreement shall be governed by Georgia law and any action or proceeding, including arbitration, arising in connection with this Agreement shall be brought and held in Georgia.

         17. Resignation of the Escrow Agent. Escrow Agent or any successor may resign its position and be discharged of its duties or obligations hereunder by giving thirty (30) days written notice to the parties hereto. Such resignation shall take effect at the earliest to occur of the end of such thirty (30) days, provided the escrow funds have been tendered into the registry or custody of any court of competent jurisdiction or the appointment by the Company of, and delivery of the escrow funds to, a successor. From and after the effective date of such resignation or appointment of a successor, Escrow Agent shall not be obligated to perform any of the duties of Escrow Agent hereunder, other than prompt transfer of the escrow funds to a successor, or if no successor is appointed, the registry or custody of any court of competent jurisdiction, and will not be liable for any nonperformance thereof nor for any act or failure to act whatsoever on the part of any successor Escrow Agent.

     18. Amendment. No modification or amendment to this Escrow Agreement shall be valid unless produced in writing and signed by the parties hereto.

SouthTrust Bank, N.A.                                         CoffeeAM.com, Inc.

By:                               By:
    ------------------------------    ----------------------------------
     ______________                             Brian J. Lunsford
     ______________                             President

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